To the Shareholders and Board

of Trustees of Integrity Managed Portfolios

In planning and performing our audit of the financial statements of the Integrity Managed Portfolios (Kansas Municipal Fund, Kansas Insured Intermediate Fund, Nebraska Municipal Fund, Oklahoma Municipal Fund, Maine Municipal Fund, and New Hampshire Municipal Fund) for the period ended July 30, 2004, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Integrity Managed Portfolios is responsible for establishing and maintaining internal control.  In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related cost of internal controls.  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected.  Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.  A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving internal control and it's operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of July 30, 2004.

This report is intended solely for the information and use of management, the Board of Trustees of Ranson Managed Portfolios and the Securities and Exchange Commission.

/s/Richard Awalt

BRADY, MARTZ & ASSOCIATES, P.C.

September 2, 2004